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                                                                       EXHIBIT 8

                          FORM OF FEDERAL TAX OPINION




Union Texas Bancorporation, Inc.
1100 Matamoros
Laredo, Texas  78740


Gentlemen:

         You have requested our opinion with respect to certain federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") of the merger of _______________, Inc. ("Merger Co.") with and into Union Texas Bancorporation, Inc. ("Union") as hereinafter described (the "Merger"). Our opinion is based on (i) the Agreement and Plan of Merger entered into as of December 4, 1995 by and among Union and Norwest Corporation ("Norwest"), as amended by letter agreement dated January 10, 1996 (the "Merger Agreement),(1) (ii) the facts set forth in the Registration Statement on From S-4 filed with the Securities and Exchange Commission on February __, 1996 and any amendments thereto (the "Registration Statement") and (iii) the facts and representations set forth below.


                                     FACTS

UNION

         Union is a Texas corporation with its principal office at 1100 Matamoros, Laredo, Texas 78740. Union maintains its books on an accrual method of accounting and uses a fiscal year ending December 31 as its taxable year. Union is a bank holding company engaged in commercial banking in Texas thorough its subsidiary, Union National Bank of Texas.

         Union's authorized capital stock consists of (i) 7,000,000 shares of common stock, par value $2.50 per share ("Union Common Stock"), of which 1,090,403 were issued and outstanding as of January 31, 1996 (excluding 23,115 shares held in treasury), and (ii) 3,000,000 shares of preferred stock, no par value per share, of which one series has been offered consisting of 1,000,000 shares of Non-Cumulative Convertible Preferred Stock, no par value (the "Union Preferred Stock"), of which 433,726 shares were issued and outstanding on October 31, 1995. The Union Common Stock and the Union Preferred

--------------

(1)Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.


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Stock are referred to herein collectively as the "Union Stock."  Union is not actively traded.

NORWEST

         Norwest is a Delaware corporation with its principal office at Sixth and Marquette, Minneapolis, Minnesota 55479-1026. Norwest maintains its books on an accrual method of accounting and uses a fiscal year ending December 31 as its taxable year. Norwest is a bank holding company engaged in commercial banking in several states through its subsidiaries.

         Norwest's authorized capital stock consists of (i) 500,000,000 shares of common stock, par value $1-2/3 per share ("Norwest Common Stock"), of which 352,760,457 shares were issued and outstanding as of December 31, 1995 (excluding 5,571,696 shares held in treasury), (ii) 5,000,000 shares of preferred stock, without par value, of which 1,127,125 shares of 10.24% Cumulative Preferred Stock, at $100 stated value, 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, 12,984 shares of ESOP Cumulative Convertible Preferred Stock and 24,572 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value were issued and outstanding on December 31, 1995, and (iii) 4,000,000 shares of Preference Stock, without par value, of which no shares were issued as of December 31, 1995.

         Norwest Common Stock is traded on the New York Stock Exchange.

MERGER CO.

         Merger Co. is a wholly-owned subsidiary of Norwest, incorporated in Texas on [___________, 1995.] Merger Co. conducted no business prior to entering into the Merger Agreement.

THE MERGER

         The Merger Agreement provides for the merger of Merger Co. with and into Union in accordance with the Texas Business Corporation Act. As a result of the Merger, the separate existence of Merger Co. shall cease and Union, as the Surviving Corporation in the Merger, shall be a wholly-owned subsidiary of Norwest, shall continue its corporate existence under the laws of the State of Texas, and shall succeed to all rights, assets, liabilities and obligations of Merger Co. and Union in accordance with the Texas Business Corporation Act.

         Each share of Union Stock (other than shares with respect to which dissenter's rights have been exercised) will be converted into shares of Norwest Common Stock. Each share of Union Common Stock will be converted into shares of Norwest Common Stock equal in number to the Common Share Quotient. Each share of Union Preferred





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Stock will be converted into Norwest Common Stock equal in number to the
Preferred Share Quotient.

         No fractional shares of Norwest Common Stock will be issued; in lieu thereof, a cash payment shall be made in an amount determined by multiplying the average per share closing price as reported on the New York Stock Exchange Composite Tape of Norwest Common Stock for the five consecutive trading day period ending on the Closing Date by the fractional interest to which the holder would otherwise be entitled.

         Holders of shares of Union Stock that exercise dissenter's rights under Texas law shall receive a cash payment equal to the fair market value at the Effective Time of their shares of Union Stock.

         Each share of Merger Co. common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into one share of common stock of the surviving corporation (i.e., Union).

BUSINESS PURPOSE

         Union's Board of Directors considered a number of factors in deciding whether to enter into the Merger. These factors included the competitive conditions in the market served by Union, its capital and prospective earnings, the current regulatory environment, the lack of an established market for Union Common Stock and Union Preferred Stock, the premium represented by consideration offered to Union stockholders in relation to the book value of the Union Common Stock and the Union Preferred Stock, and the prospects for future growth of Union in light of current economic and banking conditions. Union's Board of Directors anticipates that the proposed transaction will expand the banking products and services offered to its current customers and provide them with access to an institution with greater financial resources.


                                REPRESENTATIONS

         In connection with your request that we furnish this opinion, certain representations have been made with respect to the existence of certain facts. These constitute material representations relied upon by us as a basis for our opinion, and our opinion is conditioned upon the initial and continuing accuracy of these representations.

         Specifically, in your letter to us dated _________________, 1996 (the "Union Representation Letter") Union represented that:

         (1) There is no plan or intention by the holders of Union Stock to sell, exchange or otherwise dispose of a number of shares of Norwest Common Stock to be received in the Merger that would reduce such holders' ownership of Norwest Common Stock to a number of shares having a value, as of the Effective Time, of less than 50





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percent of the value of all of the Union Stock (including shares of Union Stock exchanged for cash in lieu of fractional shares of Norwest Stock and shares of Union Stock with respect to which dissenter's rights are perfected) outstanding immediately prior to the Effective Time.

         (2) Following the Merger, Union will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, amounts used by Union to pay Merger expenses and all redemptions and distributions (except for regular, normal dividends) made by Union and all amounts paid by Union to dissenting shareholders will be included as assets of Union immediately prior to the Merger.

         (3) Union and the holders of Union Stock will each pay their respective expenses, if any, incurred in connection with the Merger.


         (4) There is no intercorporate indebtedness existing between Union and Norwest or between Union and Merger Sub that was issued, acquired, or will be settled at a discount.

         (5) In the Merger shares of Union Stock representing control of Union, as defined in section 368(c) of the Code, will be exchanged solely for Norwest Common Stock. For purposes of this representation, shares of Union Common Stock exchanged for cash in lieu of fractional shares and shares of common stock with respect to which dissenter's rights are perfected will be treated as Union Stock outstanding at the time of the transaction.

         (6) Union is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

         (7) Union is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

         (8) The total amount of cash to be received by holders of Union Stock in lieu of fractional shares of Norwest Common Stock will not exceed one percent of the total fair market value of the Norwest Common Stock (as of the Effective Time) to be issued in the Merger.

         In the Certificate as to Tax Matters dated as of the Closing Date, Norwest represented as follows:

         (1) Following the Merger, Union will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Merger Co.'s net assets and at least 70 percent of the fair market value of Merger Co.'s gross assets held immediately prior to the Merger. For purposes of this representation, amounts used by Union or





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Merger Co. to pay Merger expenses and all redemptions and distributions (except for regular, normal dividends) made by Union will be included as assets of Union or Merger Co., respectively, immediately prior to the Merger.

         (2) Norwest has no plan or intention to cause Union to issue additional shares of its stock that would result in Norwest's losing control of Union within the meaning of section 368(c) of the Internal Revenue Code of 1986 (the "Code").

         (3) Norwest has no plan or intention to reaquire any of the Norwest Common Stock issued in the Merger; however, Norwest intends to purchase Norwest Common Stock in the open market in broker's transactions from time to time.

         (4) Norwest has no plan or intention to liquidate Union, to merge Union with or into another corporation, to sell or otherwise dispose of the stock of Union (except for a transfer of stock to a corporation controlled by Norwest), or cause Union to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Co. except for dispositions made in the ordinary course of business (or a transfer of assets to a corporation controlled by Union or other dispositions which would not violate the "substantially all" test).

         (5) Merger Co. will have no liabilities assumed by Union and will not transfer to Union any assets subject to liabilities in the Merger.

         (6) Following the Merger, Norwest will cause Union to continue its historic business or use a significant portion of its historic business assets in a business.

         (7) There is no intercorporate indebtedness existing between Norwest and Union or between Merger Co. and Union that was issued, acquired, or will be settled at a discount.

         (8) Norwest does not own, nor has it owned during the past five years, any shares of the stock of Union, other than shares owned in a fiduciary capacity.

         (9) Norwest is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

         (10) None of the compensation to be received by any shareholder-employees of Union will be separate consideration for, or allocable to, any of their shares of Union Common Stock; none of the shares of Norwest Common Stock to be received by any shareholder-employees pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation to be paid to any shareholder-employees will be for services actually rendered and will be commensurate with the amounts paid to third parties bargaining at arm's-length for similar services.





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         (11)    Prior to the Effective Time, Merger Co. shall not conduct any business or make any investments other than as specifically contemplated by the Agreement and will not have any assets (other than a de minimis amount of cash paid to Merger Co. for the issuance of its stock to Norwest) or liabilities.


                            STATEMENT OF AUTHORITIES

         Section 368(a)(1)(A) of the Code defines a "reorganization" to include a statutory merger or consolidation. Section 368(a)(2)(E) provides that a transaction otherwise qualifying under section 368(a)(1)(A) shall not be disqualified by reason of the fact that stock of a corporation (referred to as the "controlling corporation") which before the merger was in control of the merged corporation is used in the transaction, if (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction), and (ii) in the transaction, former shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation.

         Section 368(b) of the Code provides that the term "a party to a reorganization" includes both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another, and that in the case of a reorganization qualifying under section 368(a)(1)(A) by reason of section 368(a)(2)(E), also includes the controlling corporation referred to in section 368(a)(2)(E). Section 368(c) provides that the term "control" means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

         Section 368(a)(2)(F) of the Code provides generally that if two or more parties to a transaction described in section 368(a)(1) were investment companies (as defined in section 368(a)(2)(F)(iii) and (iv)) immediately before the transaction, then the transaction shall not be considered to be a reorganization with respect to any such investment company (and its shareholders). Section 368(a)(3) provides additional rules with respect to the reorganization of a corporation in a title 11 or similar case.

         Section 1032(a) of the Code provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of such corporation.

         Section 354(a)(1) of the Code provides that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.





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         Section 361(a) of the Code provides that no gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.

         Section 361(c)(1) of the Code provides generally that no gain or loss shall be recognized to a corporation a party to a reorganization on the distribution to its shareholders of property in pursuance of the plan of reorganization.

         Treas. Reg. Section 1.368-1(b) provides that requisite to a reorganization under the Code are a continuity of the business enterprise under the modified corporate form and a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization.

         Treas. Reg. Section 1.368-1(d) provides that continuity of business enterprise requires that the acquiring corporation either (i) continue the historic business of the acquired corporation or (ii) use a significant portion of the acquired corporation's historic business assets in a business, and that the continuity of business enterprise requirement is satisfied if the acquiring corporation continues the acquired corporation's historic business.

         In Revenue Procedure 77-37, 1977-2 Cum. Bull. 568, the Internal Revenue Service published operating rules used in considering requests for rulings involving reorganizations. Section 3.02 of Revenue Procedure 77-37 provides that the "continuity of interest" requirement of Treas. Reg. Section 1.368-1(b) is satisfied if there is continuing interest through stock ownership in the acquiring corporation (or a corporation in control thereof) on the part of the former shareholders of the acquired corporation which is equal in value, as of the effective date of the reorganization, to at least 50% of the value of all of the formerly outstanding stock of the acquired corporation as of the same date. Sales, redemptions, and other dispositions of stock occurring prior or subsequent to the plan of reorganization will be considered in determining whether there is a 50% continuing interest through stock ownership as of the effective date of the reorganization. Revenue Procedure 77-37, by its terms, does not define, as a matter of law, the lower limits of continuity of interest. See, e.g., John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935); Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935); Miller v. Commissioner, 84 F.2d 415 (6th Cir. 1936); and United States v. Adkins-Phelps, Inc., 400 F.2d 737 (8th Cir. 1968).

         In Revenue Procedure 86-42, 1986-2 Cum. Bull. 722, the Internal Revenue Service set forth standard representations to be submitted as a prerequisite to the issuance of rulings on the tax consequences of a reorganization described in section 368(a)(1)(A) and section 368(a)(2)(E) of the Code, which to the extent relevant are substantially the same as the representations set forth above. In Revenue Procedure 90-56, 1990-2 C.B. 639, the Internal Revenue Service stated that it will no longer issue advance rulings on





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whether a transaction constitutes a corporate reorganization within the meaning of section 368(a)(1)(A) of the Code, but did not revoke Revenue Procedure
86-42.


                                  CONCLUSIONS

         It is our opinion that the Merger constitutes a statutory merger under the applicable laws of the State of Texas.

         Accordingly, based upon our opinion that the Merger constitutes a statutory merger under applicable law, the facts and representations as summarized above, and the authorities and ruling policies of the Internal Revenue Service discussed above as applied to those facts and representations, and conditioned upon our understanding that the transactions contemplated by the Merger Agreement will be carried out strictly in accordance with the terms of the Merger Agreement and that there are no other agreements, arrangements, or understandings among any of Norwest, Merger Co., Union or the stockholders of Union other than those described or referenced in the Merger Agreement or the Registration Statement, it is our opinion that:

                 (i) The Merger will constitute a reorganization described in sections 368(a)(1)(A) and 368(a)(2)(E) of the Code;

                 (ii) No gain or loss will be recognized by holders of Union Common Stock or Union Preferred Stock upon receipt of Norwest Common Stock pursuant to the Merger (other than with respect to cash received in lieu of fractional shares);

                 (iii) The basis of shares of Norwest Common Stock received by a holder of Union Common Stock or Union Preferred Stock pursuant to the Merger will equal the basis of the shares of Union Common Stock or Union Preferred Stock exchanged therefor; and

                 (iv) The holding period of shares of Norwest Common Stock received by a holder of Union Common Stock or Union Preferred Stock pursuant to the Merger will include the holding period of the shares of Union Common Stock or Union Preferred Stock exchanged therefor, provided such shares of Union Common Stock or Union Preferred Stock were held as capital assets as of the Effective Time of the Merger.

         We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code which also may be applicable thereto or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transactions which are not specifically addressed in the foregoing opinion.

         This opinion is given to you by us solely for your use and is not to be quoted or otherwise referred to or furnished to any governmental agency (other than to the





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Securities and Exchange Commission as an exhibit to the Registration Statement or to the Internal Revenue Service in connection with an examination of the transactions contemplated by the Merger Agreement) or to other persons without our prior written consent.

                                                   Very truly yours,


                                                   VINSON & ELKINS L.L.P.